                         TRANSFER AGENCY AND SHAREHOLDER
                               SERVICES AGREEMENT


       AGREEMENT made as of the ____ day of ______, 1999, by and between Lifetime Achievement Fund, Inc. (the "Fund") and Ivy Mackenzie Services Corporation ("IMCS"). Unless otherwise noted, capitalized terms used herein shall have the meanings set forth in Section 15 hereof.

       WHEREAS, the Fund is an open-end investment company registered with the Securities and Exchange Commission ("the SEC") under the Investment Company Act of 1940 (the "1940 Act");

       WHEREAS, the fund desires transfer agency functions for the purpose of recording the transfer, issuance and redemption of Shares and funds, transferring Shares, disbursing dividends and other distributions to Shareholders of the Fund and performing such other services as further agreed between Fund and IMSC; and

       WHEREAS, the Fund desires certain shareholder services of IMSC with respect to the Fund as further agreed between the Fund and IMSC;

       NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties agree as follows:

       1. APPOINTMENT. The Fund hereby appoints IMSC to provide the transfer agency and shareholder services specified in this Agreement and any schedules to this Agreement, and IMSC hereby accepts such appointment.

       2.     COMPENSATION.

              (a) The Fund will compensate IMSC for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees attached hereto as Schedule A and incorporated by reference herein. Schedule A does not include out-of-pocket expenses of IMSC, for which the Fund will reimburse IMSC monthly.

                     Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges attached hereto as Schedule B and incorporated by reference herein. Schedule B may be modified by IMSC upon not less than 30 days prior written notice to the Fund, as mutually agreed upon. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by IMSC in the performance of its obligations hereunder.

              (b) Any compensation agreed to hereunder may be adjusted from time to time by replacing Schedule A of this Agreement with a revised Fee Schedule, dated and signed by a duly authorized officer of each party hereto.

       3.     DUTIES OF IMSC.

              (a) IMSC shall be responsible for administering and/or performing transfer agent functions; for acting as service agent in connection with dividend and distribution functions; and for providing certain shareholder services. The operating standards and procedures to be followed shall be determined by agreement between IMSC and the Fund and shall be expressed in a written schedule of the duties of IMSC, attached hereto as Schedule C and incorporated by reference herein.

              (b) In addition to the duties expressly set forth in Schedule C to this Agreement, IMSC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and IMSC. Such other duties and functions shall be reflected in a written amendment to Schedule C, dated and signed by a duly authorized officer of each party hereto. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule A pursuant to subparagraph 2(b) hereof.

              (c) In rendering the services required under this Agreement, IMSC may, at its expense, employ, consult or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligation under this Agreement; provided that any such action shall not relieve IMSC of its responsibilities hereunder.

              (d) In the event that IMSC provides any services to the Fund or pays or assumes any expenses of the Fund that IMSC is not obligated to provide, pay or assume under this Agreement, IMSC shall not be obligated hereby to provide the same or any similar service to the Fund or to pay or assume the same or any similar expenses of the Fund in the future; provided that nothing contained herein shall be deemed to relieve IMSC of any obligations to the Fund under any separate agreement or arrangement between the parties.

       4. DOCUMENTS. In connection with the appointment of IMSC (or as soon as practicable thereafter), the Fund shall furnish IMSC with the following documents:

              (a) A copy of the resolutions of the Fund's Board of Directors authorizing the execution and delivery of this Agreement;

              (b) A specimen of the certificate for Shares of the Fund in the form approved by the Fund's Board of Directors;

              (c) Specimens of all account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund;

              (d) A list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued) and lists of any accounts against which stop transfer orders have been placed, together with the reasons therefor; and

              (e) A signature card bearing the signatures of any officer of the Fund or other Authorized Person who will sign Written Instructions.

       5. FURTHER DOCUMENTATION. The Fund will also furnish from time to time the following documents:

              (a) Each resolution of the Fund's Board of Directors authorizing the original issuance of Shares;

              (b) The Registration Statement of the Fund and all pre-effective and post-effective amendments thereto filed with the SEC;

              (c) A copy of each amendment to the Articles of Incorporation and the By-laws of the Fund;

              (d) Copies of each vote of the Fund's Board of Directors designating Authorized Persons;

              (e) Certificates as to any change in any officer or Director of the Fund;

              (f) Such other certificates, documents or opinions as IMSC reasonably deems appropriate or necessary for the proper performance of its duties hereunder.

       6. RECORDS. All records required to be maintained and preserved by the Fund pursuant to the provisions or rules or regulations of the SEC under
Section 31(a) of the 1940 Act and maintained and preserved by IMSC on behalf of the Fund, including any such records maintained by IMSC in connection with the performance of its obligations hereunder, are the property of the Fund and shall be surrendered by IMSC, at the expense of the Fund, promptly on request by the Fund; PROVIDED, that IMSC may, at the Fund's expense, make and retain copies of any such records. Upon the reasonable request of the Fund or its agents, copies of any such records shall be provided by IMSC to the Fund or to an Authorized Person, at the Fund's expense.

       7. SOFTWARE AND RELATED MATERIALS. All computer programs, written procedures, and similar items developed or acquired and used by IMSC in performing its obligations under this Agreement shall be the property of IMSC, and the Fund will not acquire any ownership interest therein or property rights with respect thereto.

       8. SERVICES TO OTHER CLIENTS. Nothing contained herein shall limit the freedom of IMSC or any affiliated person of IMSC to render services of the types contemplated hereby to other persons, firms or corporations, including but not limited to other investment companies, or to engage in other business activities.

       9.     STANDARD OF CARE.

              (a) IMSC shall give the Fund the benefit of IMSC's best judgment and reasonable efforts in rendering to the Fund transfer agency and shareholder services pursuant to paragraph 3 of this Agreement. As an inducement to IMSC's undertaking to render these services, the Fund agrees that IMSC shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever, except for lack of good faith, provided that nothing in this Agreement shall be deemed to protect or purport to protect IMSC against any liability to the Fund or its Shareholders to which IMSC would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of IMSC's duties under this Agreement or by reason of IMSC's reckless disregard of its obligations and duties hereunder.

              (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) IMSC shall not be liable for losses beyond its control, provided that IMSC has acted in accordance with the standard of care set forth above; and (ii) IMSC shall not be under any duty or obligation to inquire into and shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which confirms to the applicable requirements of this Agreement, and IMSC reasonably believes to be genuine; or (B) delays or errors or loss of data occurring by reason of circumstances beyond IMSC's control, including service interruptions caused by equipment failure, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

              (c) Notwithstanding anything in this Agreement to the contrary, neither IMSC nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of IMSC's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by IMSC or its affiliates.

       10.    INSTRUCTIONS.

              (a) IMSC will be protected in acting upon Written Instructions or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. IMSC may assume that any Written Instructions or Oral Instructions received hereunder are not in any way inconsistent with the provisions of the organizational documents of the Fund, or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's Shareholders, unless and until IMSC receives Written Instructions to the contrary. IMSC will also be protected in processing Share Certificates that it reasonably believes to bear the proper manual or facsimile signatures of a duly authorized officer of the Fund and that bear the proper countersignatures of IMSC.

              (b) IMSC may at any time apply to any Authorized Person of the Fund for Oral or Written Instructions and may, at the Fund's expense, consult legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund. Written Instructions requested by IMSC will be provided by the Fund within a reasonable period of time. In addition, IMSC and its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund, its officers, agents or employees, as an Authorized Person. IMSC shall have no duty or obligation to inquire into, nor shall IMSC be responsible for the legality of any act done by it in reasonable reliance upon the request or direction of an Authorized Person.

              (c) Notwithstanding any of the foregoing provisions of this Agreement, IMSC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;
(iii) the legality of the declaration of any dividend by the Fund's Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

       11. INDEMNIFICATION. The Fund will indemnify IMSC against and hold it harmless from any and all losses, claims, damages, liabilities or expenses resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of IMSC or its agents or subcontractors, and arising out of, or in connection with, its duties on behalf of the Fund hereunder, or by reason of IMSC's reckless disregard of its obligations and duties hereunder.

       In any case in which the Fund may be asked to indemnify or hold IMSC harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and IMSC will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend IMSC against any claim that may be the subject of any such indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to IMSC, and thereupon the Fund shall take over complete defense of the claim and IMSC shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 11. IMSC will not confess any claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties pursuant to this section shall survive the termination of this Agreement.

       12. AMENDMENT. Except as may be provided otherwise herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

       13.    ASSIGNMENT.

              (a) Except as provided in Section 13(c) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

              (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

              (c) IMSC may, with notice to and consent on the part of the Fund, which consent shall not be unreasonably withheld, subcontract for the performance of certain services under this Agreement to qualified service providers, which shall be registered as transfer agents under Section 17A of the Securities Exchange Act of 1934 if such registration is required; provided, however, that IMSC shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

       14. TERMINATION OF AGREEMENT. This Agreement may be terminated by either party upon at least sixty (60) days' prior written notice to the other party. This Agreement shall automatically and immediately terminate in the event of its assignment, except as provided in Section 13 hereof.

       15. SUCCESSOR. In the event that in connection with the termination of this Agreement, a successor of any of IMSC's duties or responsibilities hereunder is designated by the Fund by written notice to IMSC, IMSC will cooperate in the transfer of such duties and responsibilities and the Fund shall pay any reasonable expenses associated with transferring the books and records of the Fund.

       16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or by IMSC on sixty (60) days' prior written notice to the other party. This Agreement shall automatically and immediately terminate in the event of its assignment, except as provided in Section 13 hereof.

       17. INTERPRETATION AND DEFINITION OF TERMS. Any question or interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any. Specifically, the terms "interested person," "assignment," and "affiliated person," as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, whenever used in this Agreement, the following words and phrases, unless the context requires, shall have the following meaning.

              (a) "Authorized Person" shall be deemed to include the President, any Vice President, the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Fund, or any other person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund;

              (b) "Custodian" refers to the custodian and any subcustodian of all securities and other property that the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such custodian;

              (c) "Articles of Incorporation" shall mean the Articles of Incorporation of the Fund as amended by the Articles of Amendment and Restatement dated October 15, 1999, and as may be further amended from time to time;

              (d) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by IMSC from a person reasonably believed by IMSC to be an Authorized Person;

              (e) "Prospectus" shall mean the Fund's current prospectus and statement of additional information relating to the registration of the Fund's Shares under the Securities Act of 1933, as amended, and the 1940 Act;

              (f) "Shares" refers to Shares of beneficial interest in the Fund;

              (g)    "Shareholder" means a record owner of Shares; and

              (h) "Written Instructions" shall mean a written communication signed by a person reasonably believed by IMSC to be an Authorized Person and actually received by IMSC.

       18.    MISCELLANEOUS.

              (a) This Agreement shall be construed in accordance with the laws of the State of Florida, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

              (b) The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

              (c) The Fund's Articles of Incorporation has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Directors, Shareholders, officers, employees or agents of the Fund, but only the Fund's property shall be bound.

              (d) This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

              (e) All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to IMSC, at Via Mizner Financial Plaza, 700 South Federal Highway, Suite 300 Boca Raton, FL 33432, Attn: C. William Ferris; (b) if to the Fund, at 11605 West Dodge Road, Omaha, Nebraska 68154, Attn: Roland R. Manarin, or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent during regular business hours, by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger or overnight mail, it shall be deemed to have been given on the day it is delivered.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                           LIFETIME ACHIEVEMENT FUND, INC.



                                           By:  ________________________________
                                                Roland R. Manarin, President

                                           IVY MACKENZIE SERVICES CORP.



                                           By:  ________________________________
                                                C. William Ferris, President

                                   SCHEDULE A


       The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable monthly at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.

                  Class of Shares                             Annual Fee Rate Per Account
                  ---------------                             ---------------------------
                  [List each class]                                      $20.00

                                   SCHEDULE B

                             Out-of-Pocket Expenses

The Fund shall reimburse IMSC monthly for the following out-of-pocket expenses:

       - postage and mailing (of Shareholder statements, confirmations, dividend checks, year-end tax information returns, and other Shareholder or custodian communications)
       -      mailing including labor charges
       -      forms (statement stock, envelopes, internal forms)
       -      proxy mailings
       -      outgoing wire charges
       -      checkwriting drafts
       -      National Securities Clearing Corporation transactions
       -      Fed check clearing charges
       -      dedicated toll-free telephone charges
       -      if applicable, magnetic tape and freight
       -      long-term off-site retention of records
       -      microfilm/microfiche
       -      stationery
       - terminals, transmission lines and any expenses incurred in connection with such terminals and lines (between IMSC and the Custodian)
       - any other miscellaneous expenses reasonably incurred by IMSC as mutually agreed upon.

The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with IMSC. In addition, the Fund will promptly reimburse IMSC for any other expenses incurred by IMSC as to which the Fund and IMSC mutually agree in writing that such expenses are not otherwise properly borne by IMSC as part of its duties and obligations under the Agreement.

                                   SCHEDULE C

                                 Duties of IMSC
                     (See Exhibit 1 for Summary of Services)

       1. SHAREHOLDER INFORMATION. IMSC shall maintain a record of the number of Shares held by each holder of record which shall include their addresses and taxpayer identification numbers and which shall indicate whether such Shares are held in certificated or uncertificated form.

       2. SHAREHOLDER SERVICES. IMSC shall at its expense provide such of the following shareholder and shareholder-related services as are required by the Fund or its Shareholders:

              (i) processing wire order purchase and redemption requests transmitted or delivered to IMSC's office;

              (ii) coordinating and monitoring purchase, redemption and transfer requests transmitted by dealers to IMSC through the facilities of the National Securities Clearing Corporation;

              (iii) responding to written, telephonic and in-person inquiries from existing Shareholders requesting information regarding matters such as Shareholder account or transaction status, the net asset value of the Fund's Shares, the Fund's performance, the Fund's services and options, the Fund's investment policies and portfolio holdings, and the Fund's distribution and the taxation thereof.

              (iv) resolving Shareholder account problems that are identified by either Shareholders or brokers;

              (v) dealing with Shareholder complaints and other correspondence directed to or brought to the attention of IMSC;

              (vi) generating or developing and distributing special data, notices, reports, programs and literature required by large Shareholders, by Shareholders with specialized informational needs, or by Shareholders generally in light of developments such as changes in tax or securities laws; and

              (vii) providing executive, clerical and secretarial personnel competent to carry out the above responsibilities.

       3. STATE REGISTRATION REPORTS. IMSC shall furnish the Fund on a state-by-state basis sales reports, such periodic and special reports as the Fund may reasonably request, and such other information, including Shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Fund and IMSC.

       4.     SHARE CERTIFICATES.

              (a) At the expense of the Fund, IMSC shall maintain an adequate supply of blank share certificates for the Fund to meet the Fund's requirements therefor. Such share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, IMSC may continue to countersign certificates which bear such signatures until otherwise directed by the Fund.

              (b) IMSC shall issue replacement share certificates in lieu of certificates which have been lost, stolen or destroyed without any further action by the Fund's Board of Directors or any officer of the Fund, upon receipt by IMSC of properly executed affidavits and lost certificate bonds, in form satisfactory to IMSC, with the Fund and IMSC as obligees under the bond.

              (c) IMSC shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated form, I.E., no certificate being issued with respect thereto, IMSC shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification numbers. IMSC shall further maintain a stop transfer record on lost and/or replaced certificates.

       5. MAILING COMMUNICATIONS TO SHAREHOLDERS: PROXY MATERIALS. IMSC will address and mail to Shareholders of the Fund all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, IMSC will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

       6.     SALES OF SHARES.

              (a) PROCESSING OF INVESTMENT CHECKS OR OTHER INVESTMENTS. Upon receipt of any check or other instrument drawn or enclosed to it as agent for, or identified as being for the account of the Fund, or drawn or endorsed to the Fund for the purchase of Shares, IMSC shall stamp the check with the date of receipt, shall forthwith process the same for collection, and shall record the number of Shares sold, the trade date and price per Share, and the amount of money to be delivered to the Custodian for the sale of such Shares.

              (b) ISSUANCE OF SHARES. Upon receipt of notification that the Custodian has received the amount of money specified in the immediately preceding paragraph, IMSC shall issue to and hold in the account of the purchaser/Shareholder, or if no account is specified therein, in a new account established in the name of the purchaser, the number of Shares such purchaser is entitled to receive, as determined in accordance with applicable laws or regulations.

              (c) CONFIRMATION. IMSC shall send to the purchaser/Shareholder a confirmation of each purchase which will show the new share balance, the Shares held under a particular plan, if any, for withdrawing investments, the amount invested and the price paid for the newly purchased Shares, or will be in such other form as the Fund and IMSC may agree from time to time.

              (d) SUSPENSION OF SALES OF SHARES. IMSC shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or written notice from any appropriate federal or state authority that the sale of the Shares of the Fund has been suspended or discounted, and IMSC shall be entitled to rely upon such Written Instructions or written notification.

              (e) TAXES IN CONNECTION WITH ISSUANCE OF SHARES. Upon the issuance of any Shares in accordance with the foregoing provisions of this paragraph, IMSC shall not be responsible for the payment of any original issue or other taxes required to be paid in connection with such issuance.

              (f) RETURNED CHECKS. In the event that any check or other order for the payment of money is returned unpaid for any reason, IMSC shall: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and
(iii) take such actions as IMSC may from time to time deem appropriate.

       7.     REDEMPTIONS.

              (a) REQUIREMENTS FOR TRANSFER OF REDEMPTION OF SHARES. IMSC shall process all requests from Shareholders to transfer or redeem Shares in accordance with the procedures set forth in the Fund's Prospectus or as authorized by the Fund pursuant to Written Instructions, including, but not limited to, all requests from Shareholders to redeem Shares of the Fund and all determinations of the number of Shares required to be redeemed to fund designated monthly payments, automatic payments or any other such distribution or withdrawal plan.

                     IMSC will transfer or redeem Shares upon receipt of Written Instructions and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as IMSC reasonably may deem necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes, if any.

                     IMSC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine, and for that purpose it will require a guarantee of signature by a guarantor meeting eligibility standards as may be adopted by IMSC from time to time in accordance with applicable law. IMSC also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which IMSC, in its reasonable judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

                     IMSC may, in effecting transactions, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the provisions of Article 8 of the Uniform Commercial Code, as the same may be amended from time to time in the Commonwealth of Massachusetts, which in the opinion of legal counsel for the Fund or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of Shares. The Fund may authorize IMSC to waive the signature guarantee in certain cases by Written Instructions.

              (b) NOTICE TO CUSTODIAN AND FUND. When Shares are redeemed, IMSC shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund a notification setting forth the number of Shares to be redeemed. Such redemptions shall be reflected on appropriate accounts maintained by IMSC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts and, if applicable, any individual withdrawal or distribution plan.

              (c) PAYMENT OF REDEMPTION PROCEEDS. IMSC shall, upon receipt of the monies paid to it by the Custodian for the redemption of Shares, pay to the Shareholder, or his authorized agent or legal representative, such monies are received from the Custodian, all in accordance with the redemption procedures described in the Fund's Prospectus. The Fund shall indemnify IMSC for any payment of redemption proceeds or refusal to make such payment if the payment or refusal to pay is in accordance with said written procedures.

                     IMSC shall not process or effect any redemption pursuant to a plan of distribution or redemption or in accordance with any other Shareholder request upon the receipt by IMSC of notification of the suspension of the determination of the Fund's net asset value.

       8.     DIVIDENDS.

              (a) NOTICE TO IMSC AND CUSTODIAN. Upon the declaration of each dividend and/or distribution by the Fund with respect to Shares of the Fund, the Fund shall notify IMSC, with respect to Shares of (i) the date of the declaration of such dividend or distribution, (ii) the ex-dividend date, (iii) the date of payment thereof, (iv) the record date as of which Shareholders entitled top payment shall be determined, (v) the amount payable per Share to the Shareholders of record as of that date, (vi) the total amount payable to IMSC on the payment date and (vii) whether such dividend or distribution is to be paid in Shares of such class at net asset value.

                     On or before the payment date, the Fund will direct the Custodian of the Fund to pay to IMSC sufficient cash to make payment of the dividend and/or distribution to the Shareholders of record as of such payment date.

              (b) PAYMENT OF DIVIDENDS BY IMSC. Unless otherwise elected by a Shareholder, IMSC will, on the designated payment date, automatically reinvest all dividends in additional Shares at net asset value (determined on dividend reinvestment valuation date established by the Fund), and mail to each Shareholder at his address of record, or such other address as the Shareholder may have designated, a statement showing the number of full and fractional Shares (rounded to three decimal places) then currently owned by the Shareholder and the net asset value of the Shares so credited to the Shareholder's account. All other dividends shall be paid in cash, by check, to Shareholders or their designees.

              (c) INSUFFICIENT FUNDS FOR PAYMENTS. If IMSC does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, IMSC will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to IMSC.

              (d) INFORMATION RETURNS. It is understood that IMSC shall file such appropriate information returns concerning the payment of dividends, return of capital and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed and shall be responsible for the withholding of taxes, if any, due on such dividends or distributions to Shareholders when required to withhold taxes under applicable law.

                                    EXHIBIT 1
                                 (to Schedule C)

                               Summary of Services

The services to be performed by IMSC shall be as follows:

A.     DAILY RECORDS

       Maintain daily on disc the following information with respect to each Shareholder account as received:

       -      Name and Address (Zip Code)

       -      Balance of Shares held by IMSC

       -      State of residence code

       -      Beneficial owner code: I.E., male, female, joint tenant (etc.)

       -      Dividend code (reinvestment)

       -      Number of Shares held in certificate form

       -      Telephone number

       - Tax information (certified tax information number, any back-up withholding)

B.     OTHER DAILY ACTIVITY

       - Answer written inquiries received by IMSC relating to Shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to Fund).

       - Furnish a Statement of Additional Information to any Shareholder who requests (in writing or by telephone) such statement from IMSC.

       - Examine and process Share purchase applications in accordance with the Fund's Prospectus.

       - Furnish Forms W-9 and W-8 to all Shareholders whose initial subscriptions for Shares did not include taxpayer identification numbers.

       - Process additional payments into established Shareholder accounts in accordance with the Fund's Prospectus.

       - Upon receipt of proper instructions and all required documentation, process requests for redemption of Shares.

       - Accounting for the Fund's front-end sales commissions and broker's commissions.

       - Identify redemption requests made with respect to accounts in which Shares have been purchased within an agreed-upon period of time for determining whether good funds have been collected with respect to such purchase and process as agreed by IMSC and the Fund.

       - Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

       -      Issue and mail replacement checks.

C.     REPORTS PROVIDED TO THE FUND

       Furnish the following reports to the Fund:

       -      Daily financial totals

       -      Monthly Form N-SAR information (sales/redemption)

       -      Monthly report of outstanding Shares

       -      Monthly analysis of accounts by beneficial owner code

       -      Monthly analysis of accounts by share range

D.     DIVIDEND ACTIVITY

       - Calculate and process Share dividends and distributions as instructed by the Fund.

       - Compute, prepare and mail all necessary reports to Shareholders, federal and/or state authorities as requested by the Fund.

E.     MEETINGS OF SHAREHOLDERS

       - Cause to be mailed proxy and related material for all meetings of Shareholders. Tabulate returned proxies (proxies must be adaptable to mechanical equipment of IMSC or its agents) and supply daily reports when proxies are being solicited.

       -      Prepare and submit to the Fund an Affidavit of Mailing.

       - At the time of the meeting, furnish a certified list of Shareholders, hard copy, microfilm and/or microfiche, if requested by the Fund.

F.     PERIODIC ACTIVITIES

       - Cause to be mailed reports, Prospectuses and any other enclosures requested by the Fund (material must be adaptable to mechanical equipment of IMSC or its agents).


101116